Exhibit 99.1

Press Release September 17, 2013

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2013 Earnings Guidance and

Announces Third Quarter Cash Dividend

FORT WAYNE, INDIANA, September 17, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter earnings guidance in the range of $0.21 to $0.26 per diluted share.  Third quarter 2013 estimated results are higher than both the $0.13 per diluted share reported for the second quarter 2013 and the $0.06 per diluted share reported for the third quarter 2012, which included two unique charges without which earnings would have been $0.15 per diluted share.

Third quarter 2013 profitability from the company’s steel operations is expected to increase in comparison to the sequential second quarter of 2013, as overall shipments and average metal spread are anticipated to rise.  Increased profitability from the company’s sheet operations is related to both higher volume and metal spread.  Increased profitability from the long products operations is expected to benefit from higher volume, more than offsetting metal spread declines caused by decreased product pricing.

The automotive and manufacturing markets remain strong.  The residential construction market continues to show signs of improvement as evidenced by activity in new construction and existing home sales, which has positivity impacted demand for the company’s painted and Galvalume® sheet products.  A cautiously optimistic yet favorable outlook for the nonresidential construction market is supported by gradual improvement in construction-related steel products order activity, including structural steel and fabricated joist and decking products.  As further evidence of gradual improvement in nonresidential construction activity, the company’s fabrication operations are expected to have higher earnings in the third quarter.

Metals recycling financial results are expected to be lower for the third quarter 2013 when compared to the sequential quarter, as anticipated increases in ferrous and nonferrous shipments are expected to be more than offset by decreased ferrous margin.

The impact of anticipated losses from the company’s Minnesota Operations for the third quarter 2013 is expected to be approximately $0.04 per diluted share, similar to the impact in the second quarter 2013. Production rates and plant availability continue to improve and are meeting current expectations.  The focus is now to reduce raw material consumption rates to improve product yield and cost structure.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.11 per common share. The dividend is payable to shareholders of record at the close of business on September 30, 2013, and is payable on or about October 11, 2013.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,700 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in, our most recent Annual Report on Form 10-K; our quarterly reports on Form 10-Q; or, in other reports, which we file from time to time with the Securities and Exchange Commission.  These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500